Exhibit 99.1
SKILLED HEALTHCARE GROUP ANNOUNCES INCREASE TO ITS REVOLVING
LOAN COMMITMENT BY $35 MILLION
FOOTHILL RANCH, Calif.—March 31, 2008—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced that it had exercised its rights to increase the revolving loan commitments of certain lenders under its second amended and restated first lien credit agreement by an aggregate amount of $35.0 million. Following this increase the total revolving loan commitments under the credit agreement are now equal to $135.0 million in the aggregate and Skilled Healthcare has approximately $52.5 million of available borrowings under the revolving portion of its credit facility. Boyd Hendrickson, Chairman & CEO noted, “We were pleased to have been able to use our banking relationships to increase the borrowing capacity under our line of credit, which will help us as we continue to grow the company.”
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. References made in this release to Skilled Healthcare, “the company”, “we”, “us” and “our”, refer to Skilled Healthcare Group, Inc and each of its subsidiaries. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.